UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 29, 2018

Dr Pepper Snapple Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33829	98-0517725
(Commission File Number)	(IRS Employer Identification No.)

5301 Legacy Drive, Plano, Texas 75024

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 972-673-7000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Merger Agreement

On January 29, 2018, Dr Pepper Snapple Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Maple Parent Holdings Corp. (“Maple Parent”) and Salt Merger Sub, Inc. (“Merger Sub”), whereby Merger Sub will be merged with and into Maple Parent, with Maple Parent surviving the merger as a wholly owned subsidiary of the Company (the “Transaction”). Maple Parent owns Keurig Green Mountain, Inc., a leader in specialty coffee and innovative single serve brewing systems.

In consideration for the Transaction, each share of common stock of Maple Parent issued and outstanding immediately prior to the filing by Maple Parent of the certificate of merger with the Secretary of State of the State of Delaware (the “Effective Time”) shall be converted into the right to receive a number of fully paid and nonassessable shares of common stock, par value $0.01 per share (“Common Stock”) of the Company determined pursuant to an exchange ratio set forth in the Merger Agreement (the “Acquisition Shares”).

As a result of the Transaction, the stockholders of Maple Parent as of immediately prior to the Effective Time will own approximately 87% of the Company’s Common Stock following the closing and the stockholders of the Company as of immediately prior to the Effective Time will own approximately 13%. In addition, following the consummation of the Transaction, the Company’s board of directors shall be composed of twelve members, eight of which shall be identified by Maple Parent, two of which shall be identified by the Company and two of which shall be mutually agreed upon by Maple Parent and the Company as “independent” directors under NYSE Listed Company Manual Rule 303A.02 and Rule 10A-3 promulgated under the Securities Exchange Act of 1934.

The Merger Agreement provides that the Company will declare and pay a cash dividend of $103.75 per share to holders of its Common Stock as of immediately prior to the Effective Time (the “Special Dividend”).  For U.S. federal income tax purposes, the Special Dividend will be characterized as a distribution pursuant to Section 301(a) of the Internal Revenue Code of 1986.  As a result, it will be considered a dividend for U.S. federal tax purposes to the extent of the Company’s earnings and profits as of the time of the distribution, which will occur immediately after the Effective Time.  The portion that is not characterized as a dividend for tax purposes will be applied against and reduce tax basis, with any excess treated as gain from the sale or exchange of property.  The Company expects that only a minority of the amount of the Special Dividend will be out of earnings and profits, and will provide an estimate at a later date.  Stockholders should consult their own tax advisors.

The completion of the Transaction requires the approval of the holders of the Company’s Common Stock of (i) an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of Common Stock and (ii) the issuance of the Acquisition Shares pursuant to the Merger Agreement. In addition, the completion of the Transaction will depend upon a number of conditions being satisfied or waived, including, among others, the absence of any injunction prohibiting the consummation of the Transaction and absence of any legal requirements enacted by any court or other governmental entity since the date of the Merger Agreement that remain in effect prohibiting consummation of the Transaction. The obligation of each party to consummate the Transaction is also conditioned on the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement.

The Merger Agreement contains customary representations and warranties of the Company, Maple Parent and Merger Sub relating to their respective businesses, in each case generally subject to materiality qualifiers. Additionally, the Merger Agreement provides for customary pre-closing covenants of the Company, including covenants not to solicit or engage in discussions or negotiations with third parties regarding alternative acquisition proposals and, subject to certain exceptions, to recommend that the Company’s stockholders approve the amendment to the Company’s certificate of incorporation and the issuance of the Acquisition Shares pursuant to the Merger Agreement. However, subject to specified conditions, the Company may furnish information to, or engage or participate in discussions or negotiations with a third party in response to an unsolicited bona fide acquisition proposal from such third party, in each case if the Company’s board of directors determines in good faith after consultation with outside advisors that it is required to take certain actions with respect to such proposal if failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company.

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the approval of the Company’s stockholders or the effectiveness of the Maple Parent stockholder consent or Merger Sub stockholder consent, by action taken or authorized by the board of directors of the terminating party or parties; (i) by mutual consent of Maple Parent and the Company, (ii) by either Maple Parent or the Company if any governmental entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the Transaction, (iii) by either Maple Parent or the Company if the Company fails to obtain the approval of its stockholders, (iv) by either Maple Parent or the Company if the Transaction shall not have been consummated on or before October 29, 2018, (v) by Maple Parent if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in the Merger Agreement on the part of the Company or Merger Sub (subject to certain materiality exceptions), (vi) by the Company if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any representations or warranties set forth in the Merger Agreement on the part of Maple Parent (subject to certain materiality exceptions), (vii) by Maple Parent if the Company’s board of directors shall have changed its recommendations to stockholders or the Company shall have breached in any material respect its obligation not to solicit or negotiate any other acquisition proposal, (viii) by the Company in order to accept a superior acquisition proposal and enter into an alternative acquisition agreement, (ix) by the Company, if (a) the conditions to each party’s obligation to effect the merger, and the conditions to Maple Parent’s obligations to effect the merger have been satisfied or waived, and Maple Parent has not provided the Maple Parent Financing Certificate (as defined in the Merger Agreement) by the date that is two business days prior to the date the Transaction should have been consummated, or (b) following the receipt of the Maple Parent Financing Certificate, Maple Parent fails to consummate the Transaction.

If the Merger Agreement is terminated by the Company pursuant to item (viii) above, by Maple Parent pursuant to item (vii) above or by either the Company or Maple Parent pursuant to item (iv) above and there is an acquisition proposal outstanding at the time of such termination and within twelve months of termination of the Merger Agreement the Company consummates or enters into an agreement with respect to an acquisition proposal, the Company shall pay to Maple Parent a termination fee in the amount of $700,000,000 (the “Termination Fee”). If the Merger Agreement is terminated by the Company pursuant to item (ix) above, Maple Parent shall pay to the Company a reverse termination fee in the amount of $700,000,000.

The foregoing description of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Maple Parent or Merger Sub, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, and such subsequent information may or may not be fully reflected in the Company’s public disclosures.

In connection with the execution of the Merger Agreement, Maple Parent has provided the Company with copies of debt and equity financing commitments obtained by Maple Parent to provide the financing necessary for the completion of the Transaction.  Maple Parent has entered into a bridge financing commitment, dated January 29, 2018, with JP Morgan Chase Bank, N.A., Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Lenders”), pursuant to which the Lenders have committed to lend, severally but not jointly, initially to Maple Parent an amount up to $13,100,000,000 in the aggregate in the form of a senior unsecured 364-day bridge loan facility, subject to customary conditions as set forth therein.  In addition, Maple Parent has entered into an equity commitment, dated January 28, 2018, with Maple Holdings B.V. (the “Sponsor”), pursuant to which the Sponsor has committed to purchase, immediately prior to the completion of the merger of Merger Sub into Maple Parent, equity interests in Maple Parent in an amount up to $9,000,000,000 in the aggregate, subject to customary conditions as set forth therein.

FORWARD-LOOKING STATEMENTS.

This document includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. The Company makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions in this document. These forward-looking statements are based on assumptions which the Company believes are reasonable based on current expectations and projections about future events and financial performance. The Company’s actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, as well as a variety of other risks and uncertainties and other factors, and its financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements.

Forward-looking statements represent the Company’s estimates and assumptions only as of the date that they were made. The Company does not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them after the date of this document, except to the extent required by applicable securities laws. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in the Company’s reports with the SEC, including the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and the following:

Proposed Transaction Risks and Uncertainties

•                  The Company’s business and the business of Maple Parent may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•                  Expected combination benefits from the proposed transaction may not be fully-realized or realized within the expected time frame;

•                  The Company’s stockholders may not approve the transaction;

•                  The regulatory approvals and any other required approvals in connection with the transaction may not be obtained on the proposed terms or on the anticipated schedule;

•                  Revenues following the transaction may be lower than expected; and

•                  Operating costs, customer loss and business disruption, including difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction.

These risk factors may not be exhaustive, as the Company operates in a continually changing business environment with new risks emerging from time to time that it is unable to predict or that it currently does not expect to have a material adverse effect on its business.

Additional Information and Where to Find It

The proposed issuance of the Acquisition Shares pursuant to the Merger Agreement will be submitted to the Company’s stockholders for their consideration. In connection with the proposed Transaction, the Company will prepare a proxy statement for the Company’s stockholders to be filed with the SEC, and will mail the proxy statement to its stockholders and file other documents regarding the proposed Transaction with the SEC. The Company urges investors and stockholders to read the proxy statement when it becomes available, as well as other documents filed with the SEC, because they will contain important information. Investors and security holders will be able to receive the proxy statement and other documents free of charge at the SEC’s web site, http://www.sec.gov. These documents can also be obtained (when they are available) free of charge from the Company upon request to Investor Relations, Dr Pepper Snapple Group, Inc. at 972-673-7000.

Participants in Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the approval of the issuance of the Acquisition Shares. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed Transaction will be set forth in the proxy statement when it is filed with the SEC. You can find information about the Company’s executive officers and directors in its definitive proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on March 28, 2017. You can obtain free copies of such definitive proxy statement using the contact information above.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 29, 2018, by and among Dr Pepper Snapple Group, Inc., Maple Parent Holdings Corp. and Salt Merger Sub, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dr Pepper Snapple Group, Inc.

By:	/s/ James L. Baldwin
Name:	James L. Baldwin
Title	Executive Vice President & General Counsel

Dated: January 30, 2018